AMENDMENT TO SUBADVISORY AGREEMENT

This Amendment is made as of the 30th day of May, 2018, to the Subadvisory Agreement dated February 2, 2017 (the “Agreement”) by and between PERSIMMON CAPITAL MANAGEMENT, LP, a limited partnership (the “Adviser”) organized under the laws of Delaware registered under the Investment Advisers Act of 1940, as amended (the “Advisers Act”), and WEATHERBIE CAPITAL, LLC, a limited liability company organized under the laws of Delaware registered under the Advisers Act (the “Subadviser”), with respect to the Persimmon Long/Short Fund (the “Fund”), a series of the Northern Lights Fund Trust III, a Delaware statutory trust (the “Trust”).

WHEREAS, Advisor and Subadviser desire to amend and clarify certain provisions of the Agreement; and

WHEREAS, the Agreement provides that the Agreement may only be amended by mutual written agreement signed by both parties; and

NOW, THEREFORE, in consideration of the foregoing and the undertakings and agreements set forth in the Agreement, the parties hereby agree to amend the Agreement as follows.

  Section 2(e) of the Agreement is hereby amended as follows:

(e)        Brokerage. The Subadviser is authorized, subject to the supervision of the

Adviser and the plenary authority of the Trust’s Board of Trustees, to establish and maintain accounts on behalf of the Fund with, and place orders for the investment and reinvestment, including without limitation purchase and sale of the Subadviser Assets with or through, such persons, brokers (including, to the extent permitted by applicable law, any broker affiliated with the Subadviser) or dealers (collectively “Brokers”) as Subadviser may elect and negotiate commissions to be paid on such transactions. The Subadviser, however, is not required to obtain the consent of the Adviser or the Trust’s Board of Trustees prior to establishing any such brokerage account. The Subadviser shall place all orders for the purchase and sale of portfolio investments for the Fund’s account with Brokers selected by the Subadviser. In the selection of such Brokers and the placing of such orders, the Subadviser shall seek to obtain for the Fund the most favorable price and execution available, except to the extent it may be permitted to pay higher brokerage commissions for brokerage and research services, as provided below. In using its reasonable efforts to obtain for the Fund the most favorable price and execution available, the Subadviser, bearing in mind the best interests of the Fund at all times, shall consider all factors it deems relevant, including price, the size of the transaction, the breadth and nature of the market for the security, the difficulty of the execution, the amount of the commission, if any, the timing of the transaction, market prices and trends, the reputation, experience and financial stability of the Broker involved, and the quality of service rendered by the Broker in other transactions. The Subadviser shall not consider a Broker’s sale of Fund shares when selecting the Broker to execute trades. Subject to such policies as the Trustees may determine, or as may be mutually agreed to by the Adviser and the Subadviser, the Subadviser is authorized but not obligated to cause, and shall not be deemed to have acted unlawfully or to have breached any duty created by this Agreement or otherwise solely by reason of its having caused, the Fund to pay a Broker that provides brokerage and research services (within the meaning of Section 28(e) of the Securities Exchange Act of 1934) to the Subadviser an amount of commission for effecting a Subadviser Assets investment transaction that is in excess of the amount of commission that another Broker would have charged for effecting that transaction if, but only if, the Subadviser determines in good faith that such commission was reasonable in relation to the value of the brokerage and research services provided by such Broker viewed in terms of either that particular transaction or the overall responsibility of the Subadviser with respect to the accounts as to which it exercises investment discretion.

It is recognized that the services provided by such Brokers may be useful to the Subadviser in connection with the Subadviser’s services to other clients. On occasions when the Subadviser deems the purchase or sale of a security to be in the best interests of the Fund with respect to the Subadviser Assets as well as other clients of the Subadviser, the Subadviser, to the extent permitted by applicable laws and regulations, may, but shall be under no obligation to, aggregate the securities to be sold or purchased in order to obtain the most favorable price or lower brokerage commissions and efficient execution. In such event, allocation of securities so sold or purchased, as well as the expenses incurred in the transaction, will be made by the Subadviser in the manner the Subadviser considers to be the most equitable and consistent with its fiduciary obligations to the Fund and to such other clients. It is recognized that in some cases, this procedure may adversely affect the price paid or received by the Fund or the size of the position obtainable for, or disposed of by, the Fund with respect to the Subadviser Assets.

  The following new sub-section (g) has been added to Section 9 Representations and Warranties of Adviser of the Agreement:

(g)        All information and advice furnished by either party to this Agreement shall be treated as confidential, and shall not be used for any other purpose or be disclosed to any third parties (other than investment advisory affiliates of Subadviser), except as required to perform this Agreement or by applicable law. This confidentiality obligation shall survive termination of this Agreement. The terms of this provision notwithstanding, Subadviser may disclose the name of Adviser and/or Fund as a client of Subadviser in advertising or promotional materials, and Subadviser may use Adviser’s name as a reference with potential clients.

  All other terms and conditions of the Agreement are hereby ratified and confirmed and shall not otherwise be affected by this Amendment.

  This Amendment may be executed in any number of counterparts, each of which shall be an original but all of which together shall constitute an instrument, binding upon all parties to this Amendment, and notwithstanding that all parties may not have executed the same counterpart.

ADVISER		SUBADVISER
Date:	6/20/2018	Date:	6/14/18
By:	/s/ Gregory S. Horn	By:	/s/ Tina Payne
Name:	Gregory S. Horn	Name:	Tina Payne
Title:	Managing Partner	Title:	SVP, General Counsel
	(printed or typed name and title)		(printed or typed name and title)